United States
                     Securities and Exchange Commission
                            Washington, DC 20549

                                FORM 10-QSB

               Quarterly Report Under Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

For the Quarter Ended                                Commission File Number
 February 28, 2003                                           000-13822

                       RESCON TECHNOLOGY CORPORATION
                       ------------------------------
           (Exact name of registrant as specified in its charter)

                                   NEVADA
                                  -------
       (State or other jurisdiction of incorporation or organization)

                                 83-0210455
                                -----------
                    (I.R.S. Employer Identification No.)

         Vanderbilt Center, 300 Vanderbilt Motor Parkway Suite 200,
                          Hauppage, New York 11788
        -----------------------------------------------------------
                  (Address of principal executive offices)

                               (631) 630-2240
                               --------------
            (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12 (b) of the Act:

                                    None
                                    ----

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

            X  Yes         No
          -----     -----

State the number of shares outstanding of each of the registrant's classes of common equity, as of the latest practicable date.

Common stock, par value $.0001; 3,458,091 shares outstanding as of April 1, 2003

                       PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements


                       RESCON TECHNOLOGY CORPORATION
                          Condensed Balance Sheet
                                (Unaudited)

                                   ASSETS
                                  -------

                                                                 February
                                                                 28, 2003
                                                               ------------
Current Assets
 Cash                                                         $      3,666
 Prepaid professional fees                                          39,167
                                                               ------------
   Total Current Assets                                             42,833


Investment in GIT Securities Corp                                   69,438
                                                               ------------
   Total Assets                                               $    112,271
                                                               ------------

                   LIABILITIES AND STOCKHOLDERS' DEFICIT
                   --------------------------------------
Liabilities
 Accounts payable                                             $        989
 Shareholder loan                                                  155,490
                                                               ------------
   Total Current Liabilities                                       156,479
                                                               ------------
   Total Liabilities                                               156,479

Stockholders' Deficit
 Common stock                                                        1,126
 Additional paid in capital                                      4,648,995
 Accumulated deficit prior to development stage                 (4,467,609)
 Accumulated income during the development stage                  (226,720)
                                                               ------------
   Total Stockholders' Deficit                                     (44,208)
                                                               ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                   $    112,271
                                                               ------------





                          See accompanying notes

                       RESCON TECHNOLOGY CORPORATION
                     Condensed Statements of Operations
                                (Unaudited)

                                               For the Three  For the Three
                                                Months Ended   Months Ended
                                                February 28,   February 28,
                                                    2003           2002
                                               -------------  -------------
Revenues                                      $           0  $           0

General & Administrative Expenses                   117,957          1,146
                                               -------------  -------------
   Operating Income (Loss)                         (117,957)        (1,146)

Other Income and Expense
 Income from forgiveness of debt                          0              0
 Income (Loss) on investment in GIT                   3,493              0
                                               -------------  -------------
   Net Income (Loss) Before Taxes                  (114,464)        (1,146)

Current Year Provision for Income Taxes                   0              0
                                               -------------  -------------

Net Income (Loss)                             $    (114,464) $      (1,146)
                                               -------------  -------------
Income Per Share                              $       (0.01) $       (0.01)
                                               -------------  -------------
Weighted Average Number of Shares Outstanding    11,258,091      3,861,084
                                               -------------  -------------



























                          See accompanying notes

                       RESCON TECHNOLOGY CORPORATION
                     Condensed Statements of Operations
                                (Unaudited)

                                                                       For the
                                                                     Development
                                         For the Six   For the Six      Stage
                                        Months Ended  Months Ended     Through
                                        February 28,  February 28,  February 28,
                                             2003          2002          2003
                                        ------------  ------------  ------------
Revenues                                $         0  $          0  $          0

General & Administrative Expenses           203,344         1,747       253,440
                                        ------------  ------------  ------------
   Operating Income (Loss)                 (203,344)       (1,747)     (253,440)

Other Income and Expense
 Income from forgiveness of debt                  0             0         5,345
 Income (Loss) on investment in GIT          29,759             0        21,375
                                        ------------  ------------  ------------
   Net Income (Loss) Before Taxes          (173,585)       (1,747)     (226,720)

Current Year Provision for Income Taxes           0             0             0
                                        ------------  ------------  ------------
Net Income (Loss)                       $  (173,585) $     (1,747) $   (226,720)
                                        ------------  ------------  ------------
Income Per Share                        $     (0.02) $      (0.01) $      (0.04)
                                        ------------  ------------  ------------
Weighted Average Number of
Shares Outstanding                       11,258,091     3,861,084     5,233,908
                                        ------------  ------------  ------------


























                           See accompanying notes

                       RESCON TECHNOLOGY CORPORATION
                     Condensed Statements of Cash Flows
                                (Unaudited)

                                                                            For the
                                                                          Development
                                              For the Six   For the Six      Stage
                                             Months Ended  Months Ended     Through
                                             February 28,  February 28,  February 28,
                                                  2003          2002          2003
                                             ------------  ------------  ------------
Cash Flows from Operating Activities:
 Net Income (Loss)                           $  (173,585) $     (1,747) $   (226,720)
 Adjustments to reconcile net loss to
 net cash used for operating activities:
  Income from investment in GIT                  (29,759)            0       (21,375)
 Income from forgiveness of debt                       0             0        (5,345)
 Issued common stock for service or expenses           0             0        44,682
  Increase in accounts payable                       920             0           989
  Decrease in prepaid expenses                    50,600             0        50,600
  Expenses paid by shareholders                        0         1,747         5,345
                                             ------------  ------------  ------------
   Net Cash from operating Activities           (151,824)            0      (151,824)

Cash Flows from Financing Activities:
 Increase in loans                               155,490             0       155,490
                                             ------------  ------------  ------------
   Net Cash from Financing Activities            155,490             0       155,490

   Net Increase/(Decrease) in Cash                 3,666             0         3,666

   Beginning Cash Balance                              0             0             0
                                             ------------  ------------  ------------
   Ending Cash Balance                       $     3,666  $          0  $      3,666
                                             ------------  ------------  ------------

Supplemental Disclosure of Cash
Flow Information:
 Cash paid during the year for interest      $         0  $          0  $          0
 Cash paid during the year for income
  taxes                                      $         0  $          0  $          0
 Issued stock for investment in GIT          $         0  $          0  $     48,063
 Issued stock for professional fees
  contracts                                  $         0  $          0  $     98,500














                           See accompanying notes

                       RESCON TECHNOLOGY CORPORATION
                  Notes to Condensed Financial Statements
                             February 28, 2003


     PRELIMINARY NOTE
     ----------------

     The accompanying condensed financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities
     and Exchange Commission.   Certain information and disclosures
     normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended August 31, 2002.

Item 2.  Plan of Operations

     This Form 10-QSB contains certain forward-looking statements. For this purpose any statements contained in this Form 10-QSB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors. For a complete understanding, this Plan of Operations should be read in conjunction with Part I- Item 1. Financial Statements to this Form 10-QSB.

     On July 12, 2002, the Company consummated an Agreement and Plan of Reorganization whereby it acquired 20% of the issued and outstanding common shares of GIT Securities Corporation, an NASD registered broker-dealer for 10,000,000 restricted common shares. Pursuant to the terms and conditions of the Agreement and Plan of Reorganization the Company was to the remaining 80% interest in GIT upon approval of the transaction by the NASD in exchange for an additional 1,000,000 restricted common shares. As an NASD broker-dealer, any change in beneficial ownership of greater than a 25% interest in a registered broker-dealer must be approved by the NASD.

     In February 2003, because of delays in the approval process by the NASD, the parties to the Agreement and Plan of Reorganization agreed that the 10,000,000 shares would be canceled and 2,200,000 shares would be issued to represent the 20% interest in GIT acquired, with an additional 8,800,000 shares to be issued upon NASD approval.

     Subsequent to quarter end, GIT voluntarily relinquished its NASD license. Without an NASD license, GIT can no longer conduct the business of an NASD broker-dealer. As GIT is no longer an NASD broker-dealer, approval of a change in beneficial ownership of GIT by the NASD is no longer required. The Company is currently determining whether it still wishes to acquire the remaining 80% interest in GIT or acquire the assets of GIT, and the number of shares to be issued for such an acquisition. The Company believes GIT has net assets of approximately $150,000 to $175,000 comprised of cash, marketable securities and tangible personal property.

     The Company is also in the process of closing an Agreement and Plan of Reorganization with Campuslive Incorporated, a Delaware corporation, ("Campus") and the shareholders of Campus to acquire a majority of and up to all of the issued and outstanding common shares of Campus. The Company will acquire up to 2,680,000 shares of Campus in exchange for up to 2,680,000 restricted shares of Company common stock on a one share for one share basis.

     Campus is a development stage company that has not yet generated revenues. Campus has created and continues to develop educational computer software systems. In 1998, Campus completed a study of the New Jersey Assessment tests and the New Jersey Core Curriculum Content Standards. Based on the findings of this study and extensive in-house testing in web-based technology, Campus has developed a software program it calls "Reading & Writing Plus." This program is dedicated to teaching students language arts, basic skills, reading and writing comprehension and computer skills. Campus believes that use of the Reading & Writing Plus system over a recommended time frame will result in increased scholastic performance as measured by standardized testing.

     Reading & Writing Plus teaches students through the use of web-based interactive multimedia presentations. Reading & Writing Plus is based on the premise that the student's level of concentration, intrigue, discipline to the project and learning are increased significantly by the interactivity of software's multimedia presentations and testing. Another advantage of the Campus system is that the student can access the system anywhere the student can access the internet. The student is not limited to access at only one location, such as a school computer or a home computer.

     At this point, it is unclear when the Agreement and Plan of Reorganization will close, although closing is expected to occur during the third quarter of 2003. Thereafter, the Company will seek to finalize development of the Reading & Writing Plus system and to begin selling the system as quickly as possible. The Company hopes Campus can begin to generate revenue by the end of the Company's fiscal year.

     The Company is also investigating the acquisition of other business opportunities.

     Results of Operations
     ---------------------

     As of February 28, 2003, the Company had total assets of $112,271, with total liabilities of $156,479 and total stockholders'deficit of $44,208, compared to total assets of $129,512, total liabilities of $59,255 and total stockholder's deficit of $70,257 at November 30, 2002.

     During the quarter ended February 28, 2003, the Company had General and Administrative Expenses of $ 117,957 compared to $1,146 for the same three-month period ended February 28, 2002. During the six months ended February 28, 2003, the Company incurred General and Administrative Expenses of $203,344 compared to $1,747 during the six months ended February 28, 2003. These increases are due to the fact that the Company had no operations during its first two fiscal quarters of 2002.

     During the three months ended and the six months ended February 28, 2003, the Company suffered net losses of $114,464 and $173,585 respectively compared to net losses of $1,146 and $1,747 for the corresponding three month and six month periods ended February 28, 2002. Again, these significant increases in losses are due to the Company undertaking business operations in the first two fiscal quarters of 2003. The Company conducted no business in the corresponding fiscal periods of 2002.
                                     7

     The Company has accumulated losses of $226,720 from development stage through February 28, 2003.

     Liquidity and Capital Resources
     -------------------------------

     The Company has not generated any revenue from sales of products and has incurred losses since inception. As of February 28, 2003, the Company had cash on hand of $3,666. The Company has negative working capital through its first two fiscal quarters of 2003 and has relied on $155,490 in shareholder loans to fund operations through February 28, 2003. The Company does not believe it will realize sufficient income from operations to meet its working capital needs during the remainder of its current fiscal year. Therefore, the Company will be reliant on additional contributions from stockholders, none of whom have made any commitments to provide additional funding to the Company, or the Company may need to seek additional funding through the sale of equity or debt instruments. The Company does not know if there is any interest by any parties to provide additional funding to the Company either in the form of equity or debt.

     The Company has limited assets, a working capital deficiency and no commitment by any party to provide the Company with additional capital. Moreover, with the delays in receiving NASD approval of the transfer of ownership of GIT to the Company and with GIT discontinuing its operations as an NASD broker-dealer license the Company has no way to generate revenue in the upcoming quarter. Similarly, even if the Company is able to consummate the Agreement and Plan of Reorganization with Campus, the Company does not anticipate that Campus will generate revenues during the upcoming quarter. These issues raise substantial doubt about the Company's ability to continue as a going concern.

Item 3.  Controls and Procedures


     (a) Evaluation of Disclosure Controls and Procedures. The Company's Chief Executive Officer and Chief Financial Officer has conducted an evaluation of the Company's disclosure controls and procedures as of a date (the "Evaluation Date") within 90 days before the filing of this quarterly report. Based on his evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the applicable Securities and Exchange Commission rules and forms.

     (b) Changes in Internal Controls and Procedures. Subsequent to the Evaluation Date, there were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls, nor were any corrective actions required with regard to significant deficiencies and material weaknesses.


                                     8

PART II - OTHER INFORMATION

Item 6.  Exhibits and Reports on Form 8-K

     (A)  Reports on Form 8-K

     On January 24, 2003, the Company filed a Current Report on Form 8-K. This Current Report disclosed the resignation of Perry Louros as a director of the Company. That resignation was not the result of any disagreement with the Company on any matter relating to company operations, policies or practices.

     (B) Exhibits. The following exhibits are included as part of this report:

     Exhibit 99.1   Certification Pursuant to Section 906 of the
                    Sarbanes-Oxley Act of 2002.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned thereunto duly authorized.

                                ResCon Technology Corporation,
                                a Nevada corporation


Dated: April 29, 2003           By: /S/ Christian Nigohossian
                                ------------------------------------
                                     Christian Nigohossian, CEO


















                                     9

               CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
                      AND PRINCIPAL FINANCIAL OFFICER
         Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

     I, Christian Nigohossian, certify that:

     (1) I have reviewed this quarterly report on Form 10-QSB of ResCon Technology Corporation, (the "Company");

     (2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     (3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this quarterly report;

     (4) I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and have:

          (a) designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to me by others within those entities, particularly during the period in which this quarterly report is being prepared;
          (b) evaluated the effectiveness of the Company's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and
          (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on my evaluation as of the Evaluation Date;

     (5) I have disclosed, based on my most recent evaluation, to the Company's auditors and the audit committee of the Company's board of directors (or persons fulfilling the equivalent function):

          (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls; and
          (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and

     (6) I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



Date: April 29, 2003               By: /S/ Christian Nigohossian
                                   -------------------------------------
                                   Christian Nigohossian
                                   Chief Executive Officer and
                                   Chief Financial Officer

                                     10